MISSION CRITICAL SOFTWARE, INC.

                       FORM OF RESTRICTED STOCK AGREEMENT

         THIS AGREEMENT is made between _______________________ (the "Key Employee") and Mission Critical Software, Inc. (the "Parent") as of March 10, 2000.

                                    RECITALS

         WHEREAS, Parent and Ganymede Software, Inc. (the "Company") have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated March 10, 2000 which provides for the merger of a wholly-owned subsidiary of Parent with and into Ganymede (the "Merger") ;

         WHEREAS, the Key Employee and Parent have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") dated March 10, 2000 which provides for the sale of all shares of capital stock of the Company held by Key Employee to the Parent in consideration of certain shares of the Parent.

         WHEREAS, it is contemplated under the Stock Purchase Agreement that Parent and Key Employee will deposit or cause to be deposited into escrow at the closing thereof (the "Closing") certificates representing seventy-five percent (75%) of the shares of Parent Stock (as defined in the Stock Purchase Agreement), issued in the name of Key Employee pursuant to the Stock Purchase Agreement (the "Restricted Shares") and to be held and disbursed by the Escrow Agent in accordance with Section 2 of this Agreement; and

         WHEREAS, it is a condition to the closing of the Merger that Key Employee will enter into this Agreement with Parent

         NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

         SECTION 1.  Repurchase Option.

          (a) Subject to the provisions of Section 1(b) of this Agreement, for so long as Key Employee continues to serve in the employ of Parent, its subsidiaries and successors in interest, Key Employee shall receive one-third of such Key Employee's Restricted Shares on each of the first, second and third anniversaries of the Effective Time, as that term is defined in the Merger Agreement pursuant to the procedures set forth in Section 2 of this Agreement.


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           (b) If Key Employee shall cease to be an employee of Parent, its subsidiaries or successors in interest for any reason other than the death or Disability (as defined in the employment agreement entered into by Parent and such Key Employee dated as of the date hereof), termination by the Parent without Cause (as defined herein), or resignation by Key Employee for Good Reason (as defined herein), Parent shall have the right to purchase from Key Employee, or Key Employee's personal representative, as the case may be, that portion of the Restricted Shares which has not vested as of the date of such termination (the "Unvested Shares") at a price per share equal to the quotient of (i) $.01 and (ii) the Exchange Ratio, as that term is defined in the Merger Agreement (the "Repurchase Option"); provided, however, that in the event Key Employee is terminated by the Parent without Cause, for death or Disability, or if Key Employee resigns for Good Reason, the Repurchase Option shall terminate, and all Restricted Shares be disbursed pursuant to Section 2(d) of this agreement.

         For purposes of this Agreement, the term "Cause" shall be defined as:

                  (i) the willful and continued failure of Key Employee to substantially perform the duties required of him under the employment agreement entered into by Parent and Key Employee dated as of the date hereof in a manner satisfactory to the Board of Directors of Parent (the "Board") or willful refusal to implement decisions of the Board made in good faith; in each case, which is materially injurious, monetarily or otherwise, to Parent, its affiliates, the Company or to the portion of Parent's, its affiliates' or the Company's business operations over which Key Employee exercises substantial responsibility;

                  (ii) the willful engaging by Key Employee in misconduct which is materially injurious, monetarily or otherwise, to Parent, its affiliates, the Company or to the portion of the Parent's, its affiliates' or the Company's business operations over which Key Employee exercises substantial responsibility;

                  (iii) any dishonesty by Key Employee in his dealings with Parent which is materially injurious, monetarily or otherwise, to Parent, its affiliates, the Company or to the portion of Parent's, its affiliates' or the Company's business operations over which Key Employee exercises substantial responsibility or the commission of fraud by Key Employee;

                  (iv) the indictment of Key Employee for any felony (other than an arrestable traffic offense) or other crime involving dishonesty or

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                  the conviction (or plea of guilty or nolo contendere) of Key
                  Employee of any felony (other than an arrestable traffic offense) or other crime involving dishonesty; or

                  (v) any violation of any covenant or restriction contained in
                  Section 11 of the employment agreement entered into by Parent and Key Employee dated as of the date hereof or any violation which is materially injurious, monetarily or otherwise, to Parent, its affiliates, the Company or to the portion of Parent's, its affiliates' or the Company's business operations over which Key Employee exercises substantial responsibility of any covenant or restriction contained in
                  Section 12 of the employment agreement entered into by Parent and Key Employee dated as of the date hereof.

         provided, however, that, for purposes of this Agreement, Parent shall not be able to terminate the employment of Key Employee for Cause except in accordance with the following procedures. A majority of the Board must first give Key Employee a written notice (the "Notice of Deficiency"). The Notice of Deficiency shall specify the deficiencies in Key Employee's performance of his duties. Key Employee shall have a period of thirty (30) days, commencing on receipt of the Notice of Deficiency, in which to cure the deficiencies (if such deficiencies are curable) contained in the Notice of Deficiency. If Key Employee does not cure the deficiencies to the reasonable satisfaction of a majority of the Board, within such thirty (30) day period, the Board or Parent shall have the right to immediately terminate Key Employee's employment for Cause. Nothing herein shall limit the right of Key Employee or Key Employee's beneficiaries to contest the validity or correctness of any of the Board's determinations referenced above; provided that any and all contests, disputes or disagreements shall be resolved through an arbitration proceeding performed in accordance with the then-current Employment Arbitration Rules of Judicial Arbitration & Mediation Services, Inc. The provisions relating to this Notice of Deficiency may be invoked by the Board any number of times and cure of deficiencies contained in any Notice of Deficiency shall not be construed as a waiver of this subsection nor prevent the Board from issuing any subsequent Notices of Deficiency. For all purposes of this Agreement, termination for Cause shall also be deemed to have occurred upon Key Employee's resignation if, because of existing facts and circumstances, a subsequent termination by the Board or Parent for Cause could reasonably have been foreseen. For all purposes of this Agreement, no act, or failure to act, on Key Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of Parent or its affiliates.

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         For purposes of this Agreement, the term "Good Reason" shall mean a relocation of Key Employee's principal workplace to a location outside a fifty
(50) mile radius of the Raleigh, Durham, Chapel Hill, North Carolina metropolitan area, without the consent of Key Employee.

          (c) Parent may exercise its Repurchase Option by delivering personally or by registered mail, to Key Employee (or his transferee or legal representative, as the case may be), within ninety (90) days of the termination, a notice in writing indicating Parent's intention to exercise the Repurchase Option and setting forth a date for closing not later than thirty
(30) days from the mailing of such notice. The closing shall take place at Parent's office. At the closing, the holder of the certificates for the Unvested Shares being transferred shall deliver the stock certificate or certificates evidencing the Unvested Shares, and Parent shall deliver the purchase price therefor.

          (d) At its option, Parent may elect to make payment for the Unvested Shares to a bank selected by Parent. Parent shall avail itself of this option by a notice in writing to Key Employee stating the name and address of the bank, date of closing, and waiving the closing at Parent's office.

          (e) If Parent does not elect to exercise the Repurchase Option conferred above by giving the requisite notice within ninety (90) days following the termination, the Repurchase Option shall terminate.

          (f) Subject to the proviso in Section 1(b), the Repurchase Option shall terminate on the third anniversary of the Effective Time.

         SECTION 2.  Transferability of Shares; Escrow.

          (a) Key Employee hereby authorizes and directs the secretary of Parent, or such other person designated by Parent, to transfer the Unvested Shares as to which the Repurchase Option has been exercised from Key Employee to Parent.

          (b) To ensure the availability for delivery of Key Employee's Unvested Shares upon repurchase by Parent pursuant to the Repurchase Option under Section 1, Key Employee hereby appoints the corporate secretary of Parent, or any other person designated by Parent as escrow agent, as its attorney-in-fact to sell, assign and transfer unto Parent, such Unvested Shares, if any, repurchased by Parent pursuant to the Repurchase Option and shall, upon execution of this Agreement, deliver and deposit with the secretary of Parent, or such other person designated by Parent, the share certificates representing the Unvested Shares, together with the stock assignment duly endorsed in blank, attached hereto as Exhibit A. The Unvested Shares and stock assignment shall be held by the

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secretary in escrow, pursuant to the Joint Escrow Instructions of Parent and
Key Employee attached as Exhibit B hereto, until Parent exercises its purchase right as provided in Section 1, until such Unvested Shares are vested, or until such time as this Agreement no longer is in effect. As a further condition to Parent's obligations under this Agreement, the spouse of the Key Employee, if any, shall execute and deliver to Parent the Consent of Spouse attached hereto as Exhibit B.

         (c) Upon vesting of the Unvested Shares, the escrow agent shall promptly deliver to the Key Employee the certificate or certificates representing such Shares in the escrow agent's possession belonging to the Key Employee, and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent shall nevertheless retain such certificate or certificates as escrow agent if so required pursuant to other restrictions imposed pursuant to this Agreement.

         (d) In the event Key Employee's employment is terminated by Parent without Cause or upon his death or Disability, or if Key Employee resigns for Good Reason, the Repurchase Option shall terminate, and all Restricted Shares shall be released by the escrow agent to such terminated Key Employee within fifteen (15) business days following such termination.

          (e) Parent, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

          (f) Transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transferee shall hold such Shares subject to all the provisions hereof and the Exercise Notice executed by the Key Employee with respect to any Unvested Shares purchased by Key Employee and shall acknowledge the same by signing a copy of this Agreement.

         SECTION 3. Ownership, Voting Rights, Duties. This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of Key Employee, except as specifically provided herein.

         SECTION 4. Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable securities laws):

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE

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COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF
THE COMPANY.

         SECTION 5. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by Parent after the date of this Agreement.

         SECTION 6. Notices. Notices required hereunder shall be given in person or by registered mail to the address of Key Employee shown on the records of Parent, and to Parent at its principal executive offices.

         SECTION 7. Survival of Terms. This Agreement shall apply to and bind Key Employee and Parent and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

         SECTION 8. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

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